As filed with the Securities and Exchange Commission on January 26, 2026

Registration No. 333-272596

Registration No. 333-282815

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272596

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-282815

UNDER THE SECURITIES ACT OF 1933

Indivior Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	41-2520873
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10710 Midlothian Turnpike, Suite 125 North Chesterfield, VA	23235
(Address of principal executive offices)	(Zip Code)

Indivior PLC Long-Term Incentive Plan

Indivior 2024 Long-Term Incentive Plan

Indivior PLC Savings Related Share Option Plan

Amended and Restated Indivior UK Savings Related Share Option Plan

Indivior Group Deferred Bonus Plan

Indivior Pharmaceuticals, Inc. Amended and Restated U.S. Employee Stock Purchase Plan

(Full title of the plan)

Jeff Burris

Chief Legal Officer

Indivior Pharmaceuticals, Inc.

10710 Midlothian Turnpike, Suite 125

North Chesterfield, Virginia 23235

(Name and address of agent for service)

(804) 379-1090

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Indivior Pharmaceuticals, Inc., a Delaware corporation (“Indivior US” or the “Registrant”), which has become the ultimate parent company of Indivior PLC, a public company limited by shares incorporated under the laws of England and Wales (“Indivior UK”), and its subsidiaries. On January 23, 2026 (the “Effective Date”), Indivior US and Indivior UK completed a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006 (the “Scheme”), as part of Indivior UK’s previously announced intention to change its corporate domicile to the United States (the “U.S. Domestication”). Pursuant to the Scheme, each ordinary share in the capital of Indivior UK was cancelled in exchange for one share of common stock, par value $0.001 per share (the “Common Stock”), of Indivior US.

In connection with the U.S. Domestication, Indivior US assumed each award covering Indivior UK ordinary shares that was outstanding under an equity incentive plan and amended the award to reflect the assumption and to provide for the securities issuable in connection with the exercise or settlement of the award to be shares of Common Stock.

This Post-Effective Amendment pertains to the adoption by Indivior US of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-272596 (the “2023 Registration Statement”) and (ii) Registration No. 333-282815 (the “2024 Registration Statement” and, together with the 2023 Registration Statement, the “Registration Statements”). Indivior US hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment constitutes Post-Effective Amendment No. 2 to the 2023 Registration Statement and Post-Effective Amendment No. 1 to the 2024 Registration Statement.

This Post-Effective Amendment is also being filed to deregister the following Indivior UK ordinary shares that were registered under the 2024 Registration Statement but remain unissued and unsold as of the date hereof: (i) 3,027,479 Indivior UK ordinary shares under the Indivior 2024 Long-Term Incentive Plan, and (ii) 67,364 Indivior UK ordinary shares under the Indivior Group Deferred Bonus Plan (collectively, the “Deregistered Shares”). The registered public offering of securities under the Indivior 2024 Long-Term Incentive Plan, the Indivior Group Deferred Bonus Plan and the Indivior PLC Savings Related Share Option Plan has been terminated, and thus Indivior US is deregistering the Deregistered Shares in accordance with undertakings made by the Registrant in the 2024 Registration Statement. Except as stated above, the Common Stock registered on the Registration Statements are not deregistered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Post-Effective Amendment (by incorporation by reference or otherwise) in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The reports or documents listed below have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by Indivior UK or Indivior US and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed:

(a) Indivior UK’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Commission on March 3, 2025 (the “2024 Annual Report”);

(b) Indivior UK’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May  1, 2025, July  31, 2025 and October 30, 2025, respectively;

(c) Indivior UK’s Current Report on Form 6-K, filed with the SEC on February 20, 2025, as amended on February 20, 2025;

(d) Indivior UK’s Current Reports on Form 8-K, filed with the SEC on March 4, 2025, May  8, 2025 (as amended on May  12, 2025), June  2, 2025, June  24, 2025 (as amended on August  4, 2025), August  22, 2025, August  26, 2025 (as amended on October  30, 2025), November  20, 2025, December  15, 2025 and December 18, 2025; and

(e) Indivior US’s Current Report on Form 8-K, filed with the SEC on January 26, 2026.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Post-Effective Amendment which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in any report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of Post-Effective Amendment to the extent that the statement contained herein or therein, or in any report or other document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for an officer in any action by or in the right of the corporation.

The Registrant’s certificate of incorporation limits the liability of its directors and officers to the fullest extent permitted by the DGCL, and its certificate of incorporation and bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by such law. The Registrant has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the board of directors. Under the terms of such indemnification agreements, the Registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was the Registrant’s director or officer or was serving at its request in an official capacity for another entity.

The Registrant must indemnify its officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the Registrant, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Registrant. Any claims for indemnification by directors and officers may reduce the Registrant’s available funds to satisfy successful third-party claims against the Registrant and may reduce the amount of money available to the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The exhibits listed on the exhibit index at the end of this Post-Effective Amendment are included in this Post-Effective Amendment.

Exhibit No.	Description

4.1	Certificate of Incorporation of Indivior Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 26, 2026).

4.2	Bylaws of Indivior Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 26, 2026).

5.1+	Opinion of Freshfields US LLP, counsel to the Registrant, regarding the legality of the securities being offered hereby (including consent).

23.1+	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant.

23.2+	Consent of Freshfields US LLP (included in Exhibit 5.1).

24.1+	Power of Attorney.

99.1	Rules of the Indivior PLC Long-Term Incentive Plan (incorporated by reference to Exhibit 4.9 to Indivior UK’s Registration Statement on Form 20-F filed June 5, 2023).

99.2	Rules of the Indivior 2024 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 to Indivior UK’s Annual Report on Form 10-K filed March 3, 2025).

99.3	Amended and Restated Indivior UK Savings Related Share Option Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 26, 2026).

99.4	Indivior Savings Related Share Option Plan (incorporated by reference to Exhibit 99.2 to Indivior UK’s Registration Statement on Form S-8 filed October 24, 2024).

99.5	Rules of the Indivior Group Deferred Bonus Plan (incorporated by reference to Exhibit 99.4 to Indivior UK’s Registration Statement on Form S-8 filed October 24, 2024).

99.6	Indivior Pharmaceuticals, Inc. Amended and Restated U.S. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 Registrant’s Current Report on Form 8-K, filed with the SEC on January 26, 2026).

99.7	Omnibus Amendment to the Indivior 2024 Long-Term Incentive Plan, Indivior Long-Term Incentive Plan, Indivior Group Deferred Bonus Plan 2018 and Indivior UK Savings Related Share Option Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 26, 2026).

+	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Chesterfield, State of Virginia on the 26th day of January, 2026.

Indivior Pharmaceuticals, Inc.

By:	/s/ Ryan Preblick
Name: Ryan Preblick
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities indicated on the 26th day of January, 2026:

	Name	Title

By:	/s/ Joseph Ciaffoni	Chief Executive Officer and Director
	Joseph Ciaffoni	(Principal Executive Officer)

By:	/s/ Ryan Preblick	Chief Financial Officer and Director
	Ryan Preblick	(Principal Financial Officer)

By:	/s/ Woodrow Anderson	Group Controller
	Woodrow Anderson	(Principal Accounting Officer)

By:	*	Director (Chair)
Dr. David Wheadon

By:	*	Director
Dr. Keith Humphreys

By:	*	Director
Stuart A. (Tony) Kingsley

By:	*	Director
Daniel Ninivaggi

By:	*	Director
Barbara Ryan

By:	*	Director
Mark Stejbach

By:	*	Director
Juliet Thompson

By:	/s/ Ryan Preblick
Name: Ryan Preblick
Title: Attorney-in-Fact